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                                                                    EXHIBIT 11.1

                                GENE LOGIC INC.

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                2000       1999       1998
                                                              --------   --------   --------
BASIC AND DILUTED:
Weighted average common shares outstanding..................    25,209     19,833     15,681
Net loss before cumulative effect of change in accounting
  principle.................................................  $(22,695)  $(20,591)  $(44,873)
Cumulative effect of change in accounting principle.........    (1,322)        --         --
                                                              --------   --------   --------
Net loss....................................................  $(24,017)  $(20,591)  $(44,873)
                                                              ========   ========   ========
Basic and diluted net loss per common share:
  Net loss before cumulative effect of change in accounting
     principle..............................................  $  (0.90)  $  (1.04)  $  (2.86)
  Cumulative effect of change in accounting principle.......     (0.05)        --         --
                                                              --------   --------   --------
  Net loss..................................................  $  (0.95)  $  (1.04)  $  (2.86)
                                                              ========   ========   ========